                                EXHIBIT 10.20

     Agreement for Separation from Employment and Release by and between
                  Alexander L. Kyman and City National Bank,
                            dated November 3, 1993

                                                                   EXHIBIT 10.20


              AGREEMENT FOR SEPARATION FROM EMPLOYMENT AND RELEASE



         This Agreement for Separation of Employment and Release ("Agreement") is made and entered into between ALEXANDER L. KYMAN ("Kyman") and CITY NATIONAL BANK, a national banking association ("CNB"), with reference to the following:

         A.      Kyman was hired by CNB on February 28, 1966;

         B. Kyman has suffered permanent disabilities not arising out of or relating to the course and scope of Kyman's employment with CNB;

         C. Both Kyman and CNB now wish, by the terms of this Agreement, to forever and finally resolve all of their respective rights and obligations relating to Kyman's employment relationship with CNB and separation therefrom, except respecting the parties' rights and obligations under and arising out of this Agreement.

         Based on the foregoing, Kyman and CNB knowingly and voluntarily agree as follows:

         1. Kyman's last day of work and last day on the payroll at CNB will be December 31, 1993. Kyman's separation from employment will be effective December 31, 1993. Because of Kyman's disabilities, he will not be required to report to work or to perform any services prior to December 31, 1993, except as set forth in Paragraph 9.3 below.

         2. Until December 31, 1993, CNB will pay Kyman at a rate based on his net salary from CNB (the gross amount of which is $300,000.00 per year) on CNB's regular semi-monthly pay period dates (and after deducting required taxes, other required governmental withholdings, and any other deductions authorized by Kyman) by deposit to his present CNB checking account and with pay advice thereof mailed to his residence address as reflected in his CNB personnel file.

         3. Provided Kyman does not revoke this Agreement in the manner set forth in Paragraph 24 below, on January 3, 1994, or such later date as Kyman may elect, CNB will deposit to Kyman's CNB checking account the amount of $165,000.00 and will mail an advice thereof to his residence address as reflected in his CNB personnel file. Said payment is made in full, complete and final settlement of Kyman's claims for alleged personal injury, pain, suffering and emotional injury and stress arising out of Kyman's employment with CNB or the termination thereof, or arising out of any matter occurring on or before the date Kyman executes this Agreement, except as to the parties' rights and obligations arising out of this Agreement. Kyman understands that the amount paid under this Paragraph need not be reported on an Internal Revenue Service Form 1099 inasmuch as it represents the settlement of a tort claim, and therefore CNB agrees not to file a Form 1099 reporting its payment to Kyman under this Paragraph. Kyman agrees and warrants that if any governmental entity finds any or all of this settlement payment to





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
represent taxable earnings, Kyman will be responsible for the payment of any income taxes, interest, fines, penalties or any other payment or liability owed thereon, and to the extent CNB may be held responsible for any such payment, Kyman agrees to indemnify and hold CNB harmless for such payment or liability.

         4. Kyman will continue to be eligible for all CNB employee insurance benefits through December 31, 1993. Because Kyman is under age 65, he may be eligible for continued group health insurance coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA") after December 31, 1993, at his own expense. Kyman will be paid for all his unused vacation (less required taxes and other governmental withholdings) in the payment due him on December 31, 1993, referenced in Paragraph 2 above.

         5. Kyman understands that all the payments and benefits set forth in Paragraphs 2, 3 and 4, above, except payment for his accrued, unused vacation, are not required by any of CNB's policies or procedures.

         6. Any costs or expenses of Kyman which would normally be reimbursed by CNB (including, but not limited to, club membership, business development expenses, mileage, meals, etc.) will only be paid by CNB if incurred on or before December 31, 1993, and to the extent they satisfy CNB reimbursement requirements. Any such costs or expenses incurred after that date by Kyman are the sole responsibility of and are fully assumed by Kyman.

         7. Kyman's rights and status as a participant under the CNB Profit Sharing Plan will continue through December 31, 1993. Kyman acknowledges his rights and status under that Plan and his entitlement, if any, to benefits under it will be determined in accordance with its terms except as otherwise specifically provided in this Agreement, including those respecting exercise rights upon termination of employment, which date, for purposes thereof and consistent with the intent of this Agreement, is December 31, 1993.

         8. All CNC incentive and non-statutory stock options awarded to Kyman through December 31, 1993, will be fully vested effective December 31, 1993, and the period within which Kyman may exercise such options is extended to the earlier of the date each option expires by its own terms (excluding any terms accelerating the expiration date thereof), or December 31, 1998, all subject to execution of a written amendment to Kyman's written stock option agreements. Kyman understands that as a result of the exercise periods of these options being extended beyond their original terms, the options will no longer be treated as incentive stock options for federal income tax purposes effective three years after December 31, 1993. This change will result in significant differences in the tax treatment of these options, as more fully discussed in Kyman's Participant's Guide to City National Corporation 1983 and 1985 Stock Option Plans. Except as otherwise specifically provided in this Agreement, all Kyman's rights and benefits respecting his stock options are determined in accordance with the terms of the Plans.

         9.      Kyman, as stated below, will do or not do the following:

                 9.1 Kyman has had access to, learned of or obtained customer lists, financial information, pricing information, trade secrets, trade knowledge, know-how, unprinted or printed data, confidential information or other related tangible or intangible property ("Trade

Secrets") belonging to, used or developed by or for the benefit of, within the possession or control of, or concerning CNB and/or any current or former customers or shareholders. All such Trade Secrets must be kept strictly confidential by Kyman and he will never use, divulge, disclose, or communicate them, either directly or indirectly, in any way to any other person or entity except as compelled by law or with the prior written permission of CNB's Chief Executive Officer or President;

                 9.2 Kyman acknowledges and agrees that in the event of any breach by him of the promises or obligations set forth in Paragraph 9.1 above, CNB would suffer great and irreparable harm, injury, and damage, would encounter extreme difficulty in attempting to prove the actual amount of damages suffered by it as a result of such breach, and would therefore not be reasonably or adequately compensated in damages in any action at law. Kyman therefore agrees that in addition to any other remedy CNB may have at law, in equity, by statute, or otherwise, in the event of any breach by him of any of his promises or obligations set forth in Paragraph 9.1, CNB will be entitled to seek and receive temporary, preliminary and permanent injunctive and other equitable relief from any court of competent jurisdiction to enforce those promises or obligations, or otherwise to prevent the violation of any of the terms or provisions of Paragraph 9.1, without the necessity of proving the amount of any actual damage to CNB resulting therefrom. However, nothing in this paragraph is intended as a waiver by CNB of any other rights it may have against Kyman at law, in equity, by statute, or otherwise, arising out of, in connection with or resulting from any breach by Kyman of this Agreement;

                 9.3 After December 31, 1993, Kyman will not be required to perform any services for CNB except as may be reasonably necessary to cooperate and assist at CNB's expense in an orderly transition and the investigation and handling (including, but not limited to, providing information or testifying) of any actual or threatened court action, arbitration or administrative proceeding relating to any matter involving Kyman or any of his duties or responsibilities during his employment with CNB;

                 9.4 Kyman will immediately return to CNB all files, records, documents, plans, drawings, specifications, equipment (other than the car telephone in Kyman's automobile, which will become the property of Kyman), pictures, videotapes, keys and similar items which are the property of or relate to CNB and/or any current or former customers or shareholders in his possession or control;

                 9.5 Kyman will not assist in any litigation against CNB relating to any act or omission occurring prior to the date Kyman executes this Agreement, except as compelled by law, or in his own defense if Kyman is named as a defendant in such litigation; and

                 9.6 Kyman will not directly or indirectly offer or encourage CNB's officers or employees to seek employment elsewhere unless given prior permission in writing by CNB's Chief Executive Officer or President, provided, however, that nothing contained herein will prohibit Kyman from giving references if requested.

         10. This Agreement, its contents, and the parties' discussions pertaining to it are confidential. Neither party will communicate in any manner (written, oral, or otherwise) with respect thereto, except (1) by Kyman to his spouse, family members, attorneys, and tax advisors,





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
if any, who must be informed of and bound by this confidentiality provision; or
(2) as compelled by law. Also, neither party will ever make any disparaging statements or remarks about the other.

         11. By signing this Agreement, Kyman and his heirs, executors, administrators, successors and assigns, if any, hereby absolutely and forever release and discharge CNB and its parent, subsidiaries, affiliates, related and correspondent entities and any of its or their current or former directors, officers, employees, representatives, administrators, agents and attorneys, and any successors-in-interest and assigns (collectively "CNB Parties") from any and all claims, demands, losses, actions, causes of action, suits, liabilities, obligations, controversies, damages, compensation, costs, expenses, attorneys' fees, or the like, of every kind, nature or character, whether known or unknown, suspected or unsuspected, direct or indirect, derivative or otherwise, which Kyman now holds or owns or at any time heretofore held or owned, or may at any time in the future hold or own, based on, arising out of or in connection with any matter relating to Kyman's employment with CNB, the termination of that employment, or any basis therefor, or any other matter occurring or arising on or before the date Kyman executes this Agreement, except as provided in this Agreement (collectively "Claims"). Claims released under this Agreement include but are not limited to: (i) Claims for injuries to Kyman arising out of or relating to the course and scope of his employment with CNB; (ii) Claims for alleged violations of any contracts, express or implied, or any covenants of good faith and fair dealing, express or implied; (iii) Claims of any legal restrictions on CNB's right to discipline or terminate employees, any "constructive discharge" or "wrongful discharge," or any tort;
(iv) Claims for defamation, invasion of privacy, emotional and/or personal injury or distress or the like; (v) Claims for sick leave, vacation, compensated time off, workers' compensation, separation pay or severance; or
(vi) Claims for violation of any local, state, federal or other governmental statute, regulation or ordinance, as amended, including, without limitation:
(1) Title VII of the Civil Rights Act of 1964 (race, color, religion, sex (including pregnancy), and national origin discrimination); (2) 42 U.S.C.
Section 1981 (discrimination in the making and enforcement of contracts); (3) the Age Discrimination in Employment Act (42 U.S.C. Sections 621-634);
(4) the Federal and California Equal Pay Acts (29 U.S.C. Section 206(d)(1) and California Labor Code Sections 3200, et seq.); (5) the California Fair Employment and Housing Act (California Govt. Code Section 12940 et seq.) (discrimination, including race, color, national origin, ancestry, physical handicap, medical condition, marital status, sex (including pregnancy), or age); (6) Executive Order 11246 (race, color, religion, sex (including pregnancy), and national origin discrimination); (7) Executive Order 11141 (age discrimination); (8) the Rehabilitation Act of 1973 (29 U.S.C. Sections
503 and 504); (9) the Older Workers Benefit Protection Act amendments to the Age Discrimination in Employment Act (29 U.S.C. Sections 621 et seq.);
(10) the Civil Rights Act of 1991; (11) the Workers' Compensation Act (California Labor Code Section 1197.5, et seq.); (12) the Americans with Disabilities Act; and (13) the Employee Retirement Income Security Act of 1974 ("ERISA"). This Agreement, however, does not include a release of (a) Kyman's right, if any, to pension, retiree health, or similar benefits under any standard retirement program of CNB, or rights or claims Kyman may have under the Age Discrimination in Employment Act which arise after the date he executes this Agreement; (b) any of Kyman's rights with respect to his long term disability insurance coverage and benefits; or (c) any right Kyman may have to participate in any recovery in any class action solely as a class member, provided Kyman has not served as a named plaintiff or representative of the class or otherwise assisted in such litigation in violation of Paragraph 9.5 above.

         12. By signing this Agreement, CNB and its successors and assigns, if any, hereby absolutely and forever release and discharge Kyman from any and all claims, demands, losses,





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
actions, causes of action, suits, liabilities, obligations, controversies, damages, compensation, costs, expenses, attorneys' fees, or the like, of every kind, nature or character, whether known or unknown, suspected or unsuspected, direct or indirect, derivative or otherwise, which CNB now holds or owns or at any time heretofore held or owned, or may at any time in the future hold or own, based on, arising out of or in connection with any matter relating to Kyman's employment with CNB, the termination of that employment, or any basis therefor, or any other matter occurring or arising on or before the date CNB executes this Agreement, except as provided in this Agreement.

         13. Each party intends and agrees that this Agreement will be effective as a full, final and general release of and from all matters covered herein. In furtherance thereof, each party acknowledges that such party is familiar with, and that such party's attorney of record, if any, has advised him or it of, California Civil Code Section 1542, which provides as follows:

         A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of execution of the release, which if known by him must have materially affected his settlement with the debtor.

Each party expressly waives and releases any right or benefit which that party has or may in the future have under California Civil Code Section 1542 to the fullest extent that he or it may do so lawfully. Further, each party acknowledges that he or it may hereafter discover facts different from or in addition to those facts now known to such party or believed by such party to be true with respect to any or all of the matters covered by this Agreement, and agrees that this Agreement will nevertheless be binding and remain in full and complete force and effect.

         14. Kyman represents that he has not filed any complaint(s), charge(s), claim(s), or application(s) against any CNB Party with any local, state or federal agency or court. Kyman represents and agrees that he will never file any such complaint, charge, claim or application against CNB at any time hereafter based upon any matter relating to his employment with CNB or his separation therefrom, or based upon any matter arising on or before the date Kyman executes this Agreement, except respecting his rights set forth in this Agreement. Kyman further represents and agrees that if any agency or court assumes jurisdiction of any such complaint, charge, claim or application against CNB on behalf of Kyman, he will request such agency or court to withdraw from and/or to dismiss the matter with prejudice; and if withdrawal or dismissal cannot be or is not effected, Kyman agrees that CNB will be entitled to a credit from Kyman in an amount equivalent to all payments and benefits to him by CNB under Paragraphs 3 and 4 of this Agreement, for any amount Kyman receives as a result of any such complaint, charge, claim or application.

         15. Nothing contained in this Agreement is to be construed as an admission of liability or wrongdoing of any kind by any party hereto, and all such liability or wrongdoing is expressly denied.

         16. Kyman acknowledges that if this Agreement becomes effective, his employment with CNB will end voluntarily, irrevocably and forever on December 31, 1993, and will not be resumed at any time in the future.





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
         17. Kyman acknowledges that before signing this Agreement, he has been encouraged by CNB to consult, and in fact has consulted, with an attorney about this Agreement's terms.

         18. Kyman agrees to pay his own attorneys' fees and costs, if any, arising out of or in connection with this Agreement or its subject matter. The parties agree that if a court of competent jurisdiction determines that either of them has breached any provision of this Agreement, he or they will pay all costs, damages, expenses and reasonable attorneys' fees, including those of in-house counsel, incurred by the other in enforcing the Agreement against the breaching party's claims.

         19. Any alteration or modification to this Agreement must be in writing and signed by each party to it or its duly authorized representative. In the event a court of competent jurisdiction or a governmental agency determines, upon the request or petition of Kyman, that any provision of this Agreement, or application of it, is void, invalid, unenforceable, or contrary to law for any reason, its remaining provisions will, at CNB's option, continue to be binding and fully enforceable; in such a case, if CNB elects not to enforce the remainder of this Agreement, Kyman agrees to return, in full or in part, as determined by CNB, any and all payments received in exchange for agreeing to this Agreement.

         20. Each party to this Agreement represents and warrants that he or it has not assigned, transferred and/or granted to any other person any claim or portion thereof against any other party to this Agreement.

         21. This Agreement will be binding upon the heirs, executors, administrators, successors and assigns of the parties hereto, provided, however, that Kyman will not be entitled to encumber, create a lien upon, assign or transfer any payments due under this Agreement.

         22. This Agreement will be construed and enforced in accordance with the laws of California to the extent such laws are not preempted by applicable federal law.

         23. This Agreement will not impair or alter Kyman's rights, if any, to indemnification or payment of defense costs or expenses from CNB as provided by CNB's Articles of Association and/or applicable law or from CNC pursuant to that certain written agreement between it and Kyman, dated April 21, 1987, a true and correct copy of which is attached hereto and incorporated herein by this reference as Exhibit "1".

         24. Kyman understands that he was given a period of at least 21 consecutive calendar days to review and consider this Agreement before signing it. Kyman further understands he may revoke this Agreement within 7 days after signing it. Revocation is effective upon written notice thereof being received by Marjorie Luttenbacher, Executive Vice President and Manager of CNB's Human Resources Division, 120 South Spalding Drive, Suite 300, Beverly Hills, California 90212, no later than the close of business on the 7th day after Kyman signs this Agreement. If Kyman revokes this Agreement, it will not be effective or enforceable, and Kyman will not receive, or will be required to immediately and fully reimburse CNB for, any payments or benefits to him pursuant to this Agreement. If Kyman does not revoke the Agreement, it will become effective on the 8th day after he signs it.





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
         THE UNDERSIGNED PARTIES, AND EACH OF THEM, ACKNOWLEDGE THAT THEY HAVE CAREFULLY READ THIS AGREEMENT FOR SEPARATION OF EMPLOYMENT AND RELEASE IN ITS ENTIRETY, HAVE HAD THE OPPORTUNITY TO DISCUSS THE CONTENTS OF THE AGREEMENT WITH THEIR RESPECTIVE ATTORNEYS, IF ANY, AND, AS A RESULT, FULLY UNDERSTAND THE TERMS AND CONSEQUENCES OF THE AGREEMENT. BASED ON THEIR KNOWLEDGE AND UNDERSTANDING OF THE AGREEMENT, THE PARTIES REPRESENT AND WARRANT THAT THEY FREELY AND VOLUNTARILY ENTER INTO IT ON THE DATE SET FORTH BELOW.


Dated:   November 3, 1993                 /s/ Alexander L. Kyman
                                          -----------------------------------
                                          ALEXANDER L. KYMAN

                                          CITY NATIONAL BANK, a national
                                          banking association


                                          By:  /s/ Bram Goldsmith
                                               ------------------------------
                                               BRAM GOLDSMITH
                                               Chairman of the Board and
                                               Chief Executive Officer

APPROVED AS TO FORM
AND CONTENT:
                                          OFFICE OF THE GENERAL COUNSEL


                                          By:  /s/ Steven L. Strange
                                               ------------------------------
                                               STEVEN L. STRANGE
                                               Senior Counsel Attorney for
                                               CITY NATIONAL BANK

                           INDEMNIFICATION AGREEMENT


         This Indemnification Agreement is made and entered into this 21st day of April, 1987, between City National Corporation, a Delaware corporation (the "Company") and ALEXANDER L. KYMAN (the "Indemnitee"), an officer and/or member of the Board of Directors of the Company.


                                    RECITALS
                                    --------
         A. The Indemnitee is an officer and/or member of the Board of Directors of the Company.

         B. The Board of Directors of the Company has determined that highly competent persons will be difficult to retain as officers and/or directors of the Company unless such persons are adequately protected against liabilities incurred in performances of their services as officers and/or directors of the Company.

         C. It is, therefore, in the best interests of the Company to attract and retain such officers and/or directors by providing adequate protection against such liabilities by means of Indemnification Agreements with individual officers and/or directors, such as the Indemnitee.


                                   AGREEMENT
                                   ---------
         NOW, THEREFORE, in consideration of the promises and covenants contained herein and as an inducement to the Indemnitee to continue to serve as an officer and/or director of the Company, the Company and the Indemnitee do hereby agree as follows:

         1. Indemnity of Director/Officer. The Company agrees to indemnify and hold harmless the Indemnitee to the fullest extent permissible under its Certificate of Incorporation, Bylaws and applicable law, as the same exists or may be amended from time to time. Provided, however, that no amendments to the Certificate of Incorporation or Bylaws subsequent to the date hereof shall eliminate or lessen the availability or scope of indemnification herein. In addition, the Indemnitee's indemnification rights shall include but not be limited to the rights contained in the following Paragraphs except to the extent expressly prohibited by applicable law.

         2. Indemnification in Third-Party Actions. The Company shall indemnify and hold harmless the Indemnitee from and against all expenses (including attorneys' fees), liability, judgments, fines and amounts paid in settlement actually and reasonably incurred by Indemnitee in connection with any present or future threatened, pending or completed action, suit or proceeding, or appeal thereof, whether civil, criminal, administrative or investigative (other than an action by or in the

                                   EXHIBIT 1
right of the Company) if the indemnitee is a party or threatens to be made a party to such action, suit or proceeding by reason of the fact that Indemnitee is or was a director, member of any committee of the board, officer, employee or agent of the Company, or of any subsidiary of the Company, or is or was serving at the request of the Company as a director, member of any committee of the board, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise; provided, however, that the Indemnitee shall be entitled to such indemnification only if Indemnitee acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

         3. Indemnification in Proceedings by or in the Name of the Company. The Company shall indemnify and hold harmless the Indemnitee from and against expenses (including attorneys' fees), judgments and amounts paid in settlement actually and reasonably incurred by Indemnitee in connection with the defense or settlement of any present or future threatened, pending or completed action or suit, or appeal thereof, by or in the right of the Company to procure a judgment in its favor if the Indemnitee is a party or threatened to be a party to such action or suit by reason of the fact that Indemnitee is or was a director, member of any committee of the board, officer, employee or agent of the Company, or of any subsidiary of the Company, or is or was serving at the request of the Company as a director, member of any committee of the board, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise; provided, however, that the Indemnitee shall be entitled to such indemnification only if Indemnitee acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Company and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable in the performance of his or her duty to the Company if and to the extent that the court in which such action or suit was brought shall determine that the Indemnitee is not entitled to such indemnification.

         4. Liability Insurance. The Company will undertake reasonable efforts to maintain policies of Directors and Officers Liability Insurance in reasonable amounts from established and reputable insurers. The Company shall not be liable under this Indemnification Agreement for any amount of any claim for which the Indemnitee has been paid, or is legally entitled to payment, under such insurance policies or under any other valid insurance policies maintained in the future by the Company for Indemnitee's benefit.

                 Any such policies maintained by the Company will expire under expiration terms as therein set forth. The Company is uncertain whether such policies will be renewed or if not renewed can be replaced with policies of similar coverage at reasonable cost. The Company shall not be required to maintain the policies presently in effect or to replace such policies if, in the judgment of the Board of Directors of the Company, the cost of such policies is not reasonable in relation to the coverage provided. If the Company so decides not to maintain the current policies or replace them with policies of similar coverage, the Company agrees to indemnify and hold harmless the Indemnitee to the extent of coverage which would have been provided by such policies to the fullest extent permissible under applicable law, in addition to any other indemnification provided by this Agreement.

         5. Advances of Expenses. Expenses incurred by the Indemnitee in connection with any action, suit, proceeding or appeal thereof, described in Paragraphs 2 and 3 above, shall be paid by the Company in advance of the final disposition of such action, suit or proceeding within twenty (20) days of receipt of an undertaking by the Indemnitee to repay such amount if it is ultimately determined by the Board of Directors, independent counsel, the shareholders or a court, as provided in Paragraph 8 of this Indemnification Agreement, that Indemnitee is not entitled to be indemnified by the Company or not entitled to full indemnification by the Company.

         6. Indemnification Hereunder Not Exclusive. Indemnification and advancement of expenses set forth in this Indemnification Agreement shall not be exclusive of other rights the Indemnitee may have under applicable law, other agreements between the Company and the Indemnitee, the Certificate of Incorporation or Bylaws of the Company, by vote of disinterested directors of the Company or by vote of the shareholders of the Company.

         7. Continuation of Indemnity. The indemnification and advancement of expenses provided by, or granted pursuant to this Indemnification Agreement shall continue after the Indemnitee has ceased to be an officer and/or director of the Company and shall inure to the benefit of the heirs, executors and administrators of the Indemnitee.

         8. Indemnification Procedure; Determination of Right to Indemnification. Upon written request by the Indemnitee for indemnification under Paragraphs 2 and 3 above, the Indemnitee's entitlement to such indemnification shall be made by (1) the Board of Directors of the Company by a majority vote of a quorum consisting of directors who were not parties to the action, suit, settlement or proceeding, or (2) if such quorum is not obtainable, by independent counsel, in a written opinion, or (3) by the shareholders of the Company. Determination of entitlement to indemnification shall be made within sixty (60) days of receipt by the Company of a written request for indemnification by the Indemnitee. The Indemnitee's request shall be accompanied by documentation reasonably available to the Indemnitee relating to the Indemnitee's entitlement to be indemnified. All reasonable expenses (including attorney's fees) relating to the Indemnitee's request for indemnification under the Indemnification Agreement shall be paid by the Company regardless of the outcome of the determination as to the Indemnitee's entitlement to indemnification. If such determination is unfavorable to the Indemnitee or if the Indemnitee has made no request for indemnification under or no determination is otherwise made, the Indemnitee may, within two (2) years after such determination, or, if no determination has been made, within two (2) years after the Indemnitee has incurred the expense or otherwise made a payment for which the Indemnitee seeks indemnification, petition the Court of Chancery of the State of Delaware or any other of competent jurisdiction to determine whether the Indemnitee is entitled to indemnification hereunder the terms of this Indemnification Agreement. The Indemnitee shall not be prejudiced in such judicial proceeding by a prior determination that the Indemni-tee is not entitled to indemnification. The Company shall be precluded from asserting in such court that it is not bound by the provisions of the Indemnification Agreement. The Company shall pay all expenses (including attorneys' fees) actually and reasonably incurred by the Indemnitee in connection with such judicial determination.

         9. No Presumption. If any action, suit or proceeding described in Paragraphs 2 and 3 above shall be terminated by judgment, order, settlement or conviction or upon a plea of nolo contendere or its equivalent, no presumption shall be created that the Indemnitee did not act in good faith and in a manner which such Indemnitee reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, that the Indemnitee had reasonable cause to believe that his or her conduct was unlawful.

         10. Limitations on Indemnification. Notwithstanding any other provision of the Indemnification Agreement, the Company shall not be liable to indemnify the Indemnitee in connection with any claim against Indemnitee:

         10.1 for which the Indemnitee is indemnified by the Company other than under this Indemnification Agreement;

         10.2 if a court of competent jurisdiction has rendered a final decision that indemnification relating to the claim would be unlawful;

         10.3 if, pursuant to Section 16(b) of the Securities Exchange Act of 1934, as amended, or similar provisions of any state or federal statutory law, the claim is for an accounting of profits made from the purchase and sale by the Indemnitee of securities of the Company;

         10.4 if a final decision by a court of competent jurisdiction shall adjudge the Indemnitee's conduct to have been knowingly fraudulent or deliberately dishonest and to be material to the claim adjudicated by the court; or

         10.5 if the claim was based upon the Indemnitee's deriving an unlawful personal benefit and a court of competent jurisdiction adjudges that such benefit was unlawful in a final decision.

         11. Savings Clause. if any provision of this Indemnification Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions (including portions of any paragraph of this Indemnification Agreement containing an invalid, illegal or unenforceable provision) shall not be impaired thereby. To the extent practicable, any invalid, illegal or unenforceable provision of this Indemnification Agreement shall be deemed modified as necessary to comply with all applicable laws.

         12. Counterparts. This Indemnification Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         13. Interpretation; Governing Law. Headings are for convenience only and shall not be used in construing meaning. This Indemnification Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware.

         14. Notices. All notices or other communication hereunder shall be in writing and shall be deemed to be effective and to have been duly given if delivered by certified mail, postage prepaid, return receipt requested to the respective parties, as follows:

"Company"                                  City National Corporation
                                           400 North Roxbury Drive
                                           Beverly Hills, CA 90210

                                           Attn:  General Counsel

"Indemnitee"                               ALEXANDER L. KYMAN
                 ALSO SEND                 4411 WESTCHESTER DRIVE
         COPIES TO DAVID KYMAN             WOODLAND HILLS, CA 91364
 C/O BUCHALTER, NEMER, FIELDS,             __________________________________
                      CHRYSTIE & YOUNGER.

or to such other address as a party may have furnished to the other in writing in accordance with this paragraph, except that notice of change of address shall only be effective upon receipt.

         15. Successors and Assigns. This Indemnification Agreement shall be binding upon the Company and its successors and assigns and shall inure to the benefit of the Indemnitee and his or heirs, executors and administrators.

         16. Amendment, Waiver. No amendment of this Indemnification Agreement shall be binding unless executed in writing by both parties hereto. No waiver of any provision of this Indemnification Agreement shall constitute a waiver of any other provision hereof.

                                     *****

         17. Notification of Claims. The Indemnitee shall promptly notify the Company in writing upon being served with any summons, citation, subpoena, indictment, complaint, information or other document relating to any matter concerning which the Indemnitee may be entitled to indemnification hereunder.

         IN WITNESS WHEREOF, the parties hereto have caused this Indemnification Agreement to be duly executed and signed as of the date first above written.

"Company"                                      City National Corporation, a
                                                   Delaware corporation



                                          By:   /s/ James P. Del Guercio
                                                -----------------------------
                                          Its:  VICE PRESIDENT
                                                -----------------------------


"Indemnitee"                              /s/ Alexander L. Kyman
                                          -----------------------------------
                                          ALEXANDER L. KYMAN